Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2026, relating to the financial statements of Inogen, Inc. and the effectiveness of Inogen, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Inogen, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California
June 12, 2026